EXHIBIT 10.01

SECOND AMENDMENT TO REVOLVING CREDIT AND
SECURITY AGREEMENT

        THIS SECOND AMENDMENT TO REVOLVING CREDIT AND SECURITY AGREEMENT, dated as of April __, 2006 (the “Amendment”), is entered into by and between CAPITALSOURCE FINANCE LLC, a Delaware limited liability company (“Lender”), and DERMA SCIENCES, INC. a Pennsylvania Corporation (“Derma”), and SUNSHINE PRODUCTS, INC., a Missouri Corporation (“Sunshine” and together with Derma, individually and collectively, “Borrower”). Capitalized terms used and not otherwise defined herein are used as defined in the Agreement (as defined below).

        WHEREAS, the parties hereto entered into that certain Revolving Credit and Security Agreement dated as of January 31, 2005 (as amended, supplemented, or otherwise modified from time to time, the “Loan Agreement”);

        WHEREAS, Borrower has advised Lender that Derma has entered into the Western Purchase Agreement (as hereinafter defined) pursuant to which Derma has agreed to purchase certain assets of Western Seller (as hereinafter defined); and

        WHEREAS, Borrower has requested that (a) Lender consent to the purchase of Western Assets (as hereinafter defined) by Derma in accordance with the terms of the Western Purchase Agreement (as hereinafter defined) and (b) Lender agrees to amend the Loan Agreement (i) to provide for the making of a term loan by Lender to Borrower for the financing of a portion of the purchase price of the Western Assets and (ii) to increase the Facility Cap under the Loan Agreement;

        NOW, THEREFORE, in consideration of the premises and the other mutual covenants contained herein, the receipt and sufficiency are hereby acknowledged, the parties hereto agree as follows:

        SECTION 1.    Amendments.

        (a)    Section 2.3 of the Loan Agreement is hereby amended by (i) deleting each reference to “Facility” and replacing each such reference with “Revolving Facility” and (ii) deleting “calculating interest hereunder” and replacing it with “calculating interest on outstanding Advances under the Revolving Facility”.

        (b)    Article II of the Loan Agreement is hereby amended by:

                 (i)    deleting “six (6) Business Day” from Section 2.5 of the Loan Agreement and replacing it with “five (5) Business Day”.

                 (ii)    adding the following new Sections 2.5A, 2.5B, 2.5C immediately after Section 2.5 of the Loan Agreement:

“2.5A. The Term Loan Facility

Subject to the terms and conditions set forth in this Agreement, Lender agrees to loan to Borrower on the Amendment No. 2 Effective Date the Maximum Loan Amount in the form of the Term Loan to be constituted of a single draw equal to such Maximum Loan Amount to be disbursed to the appropriate Borrower’s account(s) as set forth on Schedule 2.4. The Term Loan is not a revolving credit facility, and any repayments of principal shall be applied to permanently reduce the Term Loan.

2.5B. Interest on the Term Loan

Interest on the outstanding balance of the Term Loan shall be payable monthly in arrears on the first day of each calendar month at an annual rate of Prime Rate plus 5.0%, provided, however, that, notwithstanding, any other provision of any Loan Document, for the purpose of calculating interest hereunder the Prime Rate shall not be less than 7.75%, in each case calculated on the basis of a 360-day year and for the actual number of calendar days elapsed in each interest calculation period. Interest accrued on the Term Loan shall be due and payable on the first day of each calendar month commencing May 1, 2006, and continuing until the later of the expiration of the Term and the full performance and irrevocable payment in full in cash of the Obligations and termination of this Agreement. Advances under the Revolving Facility shall be made automatically for the payment of interest on the Term Loan and other Obligations on the date when due to the extent available and as provided for herein.

2.5C. Repayment of Term Loan; Maturity

Payment of principal and all other amounts outstanding under the Term Loan and all other Obligations due hereunder shall be due and payable in full, and the Term Loan shall mature, if not earlier in accordance with this Agreement, on the Term Loan Maturity Date. Payment of the outstanding principal balance of the Term Loan (in addition to the interest payments in Section 2.7) and all other amounts (other than interest) outstanding under the Term Loan shall be payable monthly on the first day of each month commencing October 1, 2006 in thirty (30) consecutive monthly installments, each of the first twenty nine (29) installments shall in the amount equal to $27,777.00 which represents one thirty-sixth (1/36th) of the Term Loan and the final installment in the unpaid principal amount of the Term Loan, together with all other Obligations hereunder in respect of the Term Loan, being due and payable in full, if not earlier paid or demanded in accordance with this Agreement on the Term Loan Maturity Date.”

                 (iii)    adding the following new Section 2.7A immediately after Section 2.7 of the Loan Agreement:

“2.7A. Other Mandatory Prepayments

In addition to and without limiting any provision of any Loan Document:

(a) if any Borrower sells any of its assets or properties, sells or issues any securities (debt or equity), capital stock or ownership interests, receives any capital contributions (except for the Western Issuance), receives any property damage insurance award which is not used to repair or replace the property covered thereby or incurs any Indebtedness except for Permitted Indebtedness, then it shall apply 100%

of the proceeds thereof to the prepayment of the Loans together with accrued interest thereon and all other Obligations owing to Lender under the Loan Documents, such payment to be applied at such time and in such manner and order as Lender shall decide in its sole discretion; and

(b) until such time as the Obligations relating to the Term Loan are indefeasibly paid in full in cash and fully performed, 100% of Borrower’s Excess Cash Flow for each fiscal year shall be paid by Borrower to Lender and shall be applied by Lender to reduce the Obligations relating to the Term Loan. Such payments shall be made no later than thirty (30) calendar days after preparation of Borrower’s audited financial statements, but in any event not later than one hundred and forty-five (145) calendar days after the end of the fiscal year to which such Excess Cash Flow relates, provided, however, that such payments are to be applied to the Obligations relating to the Term Loan at such time and in such manner and order as Lender shall decide in its sole discretion.”

        (c)    Section 6.2 of the Loan Agreement is hereby amended by adding the following sentence immediately at the end thereof:

“Simultaneously upon any prepayment of the Revolving Loan and termination of the Revolving Facility, Borrower shall make full indefeasible payment in cash of the principal of and interest on the Term Loan and all other Obligations relating to the Term Loan.”

        (d)    Section 6.11 of the Loan Agreement is hereby amended by adding the following sentence immediately at the end of such subsection:

“Borrower shall use the proceeds from the Term Loan only for the payment by Borrower to Western Seller of a portion of the purchase price for the Western Assets in accordance with the Western Purchase Agreement on the Amendment No. 2 Effective Date”

        (e)    Section 9.1(a)(viii) of the Loan Agreement is hereby amended by adding “and/or the Maximum Loan Amount” immediately before the comma at the end of such Section.

        (f)    Section 11.1 of the Loan Agreement is hereby amended by:

                 (i)    deleting Sections 11.1(b)(ii) and Section 11.1(b)(iii) in their entirety and replacing it with:

“(ii) Borrower voluntarily or involuntarily repays the Obligations relating to the Revolving Facility (other than reductions to zero of the outstanding balance of the Revolving Facility resulting from the ordinary course operation of the provisions of Section 2.5), whether by virtue of Lender’s exercising its right of set-off or otherwise, (iii) Lender accelerates the Revolving Loan or makes any demand on the Revolving Loan,”; and

                 (ii)    adding the following new Section 11.1(c) immediately at the end of such Section:

“If (i) Borrower terminates the Term Loan under this Section 11.1, (ii) Borrower voluntarily or involuntarily repays the Obligations relating to the Term Loan, or (iii) Lender accelerates the Term Loan or makes any demand for the Term Loan (each of the events described in (i) through (iii) hereinafter referred to as, a “Term Loan Termination”), then at the effective date of any such Term Loan Termination Borrower shall pay Lender (in addition to the then outstanding principal, accrued interest and other Obligations relating to the Revolving Facility pursuant to the terms of this Agreement and any other Loan Document), to compensate Lender for the loss of the bargain and not as a penalty, an amount equal to 1% of the Maximum Loan Amount.

        (g)    Section 1 of Annex I of the Agreement is hereby amended in its entirety to read as follows:

“1) Minimum EBITDA

At no time shall Borrower permit its EBITDA for the Test Period ending on the date of such determination to be less than the following amounts for the following periods:

Date	EBITDA
as of March 31, 2006	$300,000
as of April 30, 2006	$300,000
as of May 31, 2006	$345,000
as of June 30, 2006	$490,000
as of July 31, 2006	$670,000
as of August 31, 2006	$730,000
as of September 30, 2006	$730,000
as of October 31, 2006	$730,000
as of November 30, 2006	$770,000
as of December 31, 2006	$850,000
as of the last day of each month thereafter	$900,000

        (h)    Section 2 of Annex I of the Agreement is hereby amended in its entirety to read as follows:

“2) Fixed Charge Coverage Ratio (EBITDA/Fixed Charges)

Borrower shall not permit the Fixed Charge Coverage Ratio for the Test Periods ending on each of March 31, 2006 and April 30, 2006 to be less than 1 to 1, and thereafter at no time shall Borrower permit the Fixed Charge Coverage Ratio for the Test Period ending on the last day of each calendar month to be less than 1 to 1.25.

        (i)    Section 3 of Annex I of the Agreement is hereby amended in its entirety to read as follows:

            “3) Cash Velocity. Beginning May 31, 2006, Collections of Borrower’s Accounts shall not be less than $1,300,000 for each calendar month during the Term; provided, that, upon violation of or failure to comply with this covenant Lender shall have the right, in its sole discretion, to consider for all purposes under the Agreement as though Borrower actually collected Accounts equal to such minimum required amount.”

        (j)    Annex I of the Loan Agreement is hereby amended by adding the following Section (6) immediately after Section (5) thereof:

“6) Net Leverage Ratio (Total Debt to EBITDA)

The Net Leverage Ratio (a) for the Test Period ending on April 30, 2006, shall not exceed 1 to 3, (b) for the Test Period ending May 31, 2006 shall not exceed 2.75, (c) for each of the Test Periods ending on the last day of each calendar month beginning June 30, 2006 until December 31, 2006 the Net Leverage Ratio shall not exceed 1 to 2.5 and (d) at any time thereafter during any Test Period ending on the last day of each calendar month, the Net Leverage Ratio shall not exceed 1 to 2.”

        (k)    Appendix A of the Loan Agreement is hereby amended by adding thereto the following defined terms in their appropriate alphabetic order:

“Amendment No. 2” shall mean the Second Amendment to Revolving Credit and Security Agreement, dated as of April 18, 2006, by and between Borrower and Lender.

“Amendment No. 2 Effective Date” the first date each of the conditions precedent set forth in Amendment No. 2 shall have been fulfilled, each in form and substance satisfactory to Lender in its sole discretion.

“Excess Cash Flow” shall mean, for any fiscal year, without duplication, an amount equal to the sum of (i) consolidated net income or loss of Borrower for such period, plus (ii) an amount equal to the amount of depreciation expenses, amortization expense (including the amortization of goodwill), accrued non-cash interest expense and all other non-cash charges deducted in arriving at such consolidated net income or loss, plus (iii) an amount equal to the aggregate net cash proceeds of the sale, lease, transfer or other disposition of assets by Borrower during such period to the extent not required to be applied to mandatory prepayments or payments on the Loans, plus (iv) an amount equal to the net loss on the sale, lease, transfer or other disposition of assets by Borrower during such period to the extent deducted in arriving at such consolidated net income or loss, plus (v) without duplication of other items included in this definition, an amount equal to any tax refunds or credits received by Borrower during such period, less (vi) an amount equal to the permitted Capital Expenditures of Borrower for such period, less (vii) an amount equal to the sum of all regularly scheduled payments and optional and mandatory prepayments of principal on Indebtedness for money borrower of Borrower (other than on the Loans) actually made during such period to the extent permitted hereunder, less (viii) an amount equal to the net gain on the sale, lease, transfer or other disposition of assets by Borrower during such period to the extent included in arriving at such consolidated net income or loss, less (ix) deposits required to be maintained or amounts required to be retained by Dumex, by applicable Canadian law, regulation of a Canadian Governmental Authority or pursuant to the term of any financing to Dumex; provided, that, such amounts under this subsection (ix) will not exceed the net income of Dumex for such fiscal year.

“Term Loan” shall mean the term loan made by Lender to Borrower pursuant to Section 6.5A hereof in the original principal amount of $1,000,000.

“Term Loan Maturity Date” shall be the last day of the term.

“Maximum Loan Amount” shall mean $1,000,000.

“Western Assets” shall mean certain assets of Western Seller identified in Schedule 1.1.1 of the Western Purchase Agreement to be sold to Derma pursuant to the Western Asset Purchase Agreement.

“Western Intercreditor Agreement” shall mean the Intercreditor Agreement, dated of even date herewith, by and between Lender and Western Seller, as the same may hereafter amended, modified, supplemented or replaced.

“Western Issuance” shall mean the issuance by Derma, on or about the date hereof, of not less than 2,250,000 units, each such unit priced at $2.40 and consisting of four shares of common stock and one warrant to purchase one share of common stock at $1.00, to certain investors for an aggregate consideration of not less than $5,400,000.

“Western Purchase Agreement” shall mean that certain Asset Purchase Agreement dated January 26, 2006 by and between Seller and Derma as the same may hereafter amended, modified, supplemented or replaced.

“Western Purchase Agreements” shall mean the Western Purchase Agreement together with the other agreements, documents or instruments executed or delivered in connection therewith, as the same may hereafter amended, modified, supplemented or replaced.

“Western Seller” shall mean Western Medical, Ltd, a New Jersey corporation, and its successors and assigns.

        (l)    The definition of “Facility Cap” in Appendix A of the Loan Agreement is hereby amended by deleting such definition in its entirety and replacing it with:

“Facility Cap” shall mean $3,500,000.

        (m)    The definition of “Permitted Investment” in Appendix A of the Loan Agreement is hereby amended by adding the following immediately before the period at the end thereof:

“and (iv) the acquisition by Derma of the Western Assets in accordance with the Western Purchase Documents as in effect on the Amendment No. 2 Effective Date.

        (n)    The definition of “Term” in Appendix A of the Loan Agreement is hereby amended by deleting “Closing Date” and replacing it with “Amendment No. 2 Effective Date”

        SECTION 3. Eligible Inventory. Inventory acquired by Borrower pursuant to the Western Purchase Agreements shall not be Eligible Inventory until Lender shall have completed, to the satisfaction of Lender in its sole discretion, a full inventory appraisal in order to determine the orderly liquidation value of Borrower’s Inventory.

        SECTION 4. Commitment Fee.

        As a condition to the amendment of certain provisions of the Loan Agreement, Borrower agrees to pay to Lender (a) $23,333 as commitment fee in respect of the Revolving Facility and (b) $10,000 as a commitment fee is respect of the Term Loan, which fees shall be due and payable. Borrower hereby authorizes Lender to charge such fees as an Advance on the Effective Date and which shall be fully earned by Lender when so charged.

        SECTION 5. Conditions to Effectiveness.

        The effectiveness of this Amendment is conditioned upon the following conditions precedent:

                  (i)      Borrower shall have delivered to Lender three duly executed counterparts of this Amendment.

                 (ii)      Borrower shall have paid to Lender the commitment fees as set forth in Section 4 of this Amendment.

                 (iii)     The purchase price for the Western Assets shall not exceed $6,500,000.

                 (iv)     The receipt by Lender of (i) UCC, judgment and federal and state tax lien searches with respect to Western Seller and the Western Assets as Lender may request and (ii) all UCC termination statements and such other instruments and filings as Lender may request to evidence and effectuate the termination of all liens on the Western Assets.

                 (v)      The receipt by Lender of copies of the Western Purchase Agreements each as duly, authorized, executed and delivered by the parties thereto.

                 (vi)     The receipt by Lender of the Western Intercreditor Agreement, in form and substance satisfactory to Lender, duly authorized, executed and delivered by Western Seller.

                 (vii)    The receipt by Lender of a Collateral Assignment of Acquisition Agreements, in form and substance satisfactory to Lender, duly authorized, executed and delivered by Borrower and acknowledged by Western Seller.

      SECTION 6. Representations.

        (a)    Borrower represents and warrants that after giving effect to this Amendment and the transactions contemplated hereby, all of the representations and warranties set forth in Article V of the Loan Agreement are true and correct in all material respects and no Default or Event of Default has occurred and is continuing as of the date hereof.

        (b)    Borrower represents that all proceeds of the Western Issuance have been used to a portion of the purchase price for the Western Assets.

      SECTION 7. Miscellaneous.

        (a)    Except as expressly provided herein, the Agreement shall continue in full force and effect, and the unamended terms and conditions of the Agreement are expressly incorporated herein and ratified and confirmed in all respects. This Amendment is not intended to be or to create, nor shall it be construed as, a novation or an accord and satisfaction. From and after the date hereof, references to the Agreement shall be references to the Agreement as amended hereby.

        (b)    This Amendment constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. Neither this Amendment nor any provision hereof may be changed, waived, discharged, modified or terminated orally, but only by an instrument in writing signed by the parties required to be a party thereto pursuant to the Agreement.

        (c)    This Amendment may be executed in any number of counterparts (including by facsimile), and by the different parties hereto on the same or separate counterparts, each of which shall be deemed to be an original instrument but all of which together shall constitute one and the same agreement.

        (d)    Each Borrower jointly and severally acknowledges and agrees that such Borrower has no claims, counterclaims, offsets, credits or defenses to the Loan Documents and the performance of its obligations thereunder; and (b) to the extent that Borrower may have any such claims, counterclaims, offsets, credits or defenses, each Borrower and each of their respective successors, assigns, parents, subsidiaries, affiliates, predecessors, employees, agents, heirs, executors, as applicable, jointly and severally, knowingly, voluntarily and intentionally release and forever discharge Lender, its subsidiaries, affiliates, officers, directors, shareholders, employees, agents, attorneys, predecessors, successors and assigns, both present and former (collectively the “Lender’s Affiliates”) of and from any and all manner of action and actions, cause and causes of action, suits, debts, controversies, damages, judgments, executions, claims and demands whatsoever, asserted or unasserted, in law or in equity which against Lender and/or Lender’s Affiliates they ever had, now have or which any of any Borrower’s successors, assigns, parents, subsidiaries, affiliates, predecessors, employees, agents, heirs, executors, as applicable, both present and former ever had or now has, upon or by reason of any manner, cause, causes or thing whatsoever, including, without limitation, any presently existing claim or defense whether or not presently suspected, contemplated or anticipated.

        (e)    THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE CHOICE OF LAW PROVISIONS SET FORTH IN THE AGREEMENT AND SHALL BE SUBJECT TO THE WAIVER OF JURY TRIAL AND NOTICE PROVISIONS OF THE AGREEMENT.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

        IN WITNESS WHEREOF, the parties have caused this Waiver and First Amendment to Revolving Credit and Security Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

LENDER:
CAPITALSOURCE FINANCE LLC
By:
Name: Title:

BORROWER:
DERMA SCIENCES, INC.
By:
Name: Its:

SUNSHINE PRODUCTS, INC.
By:
Name: Its: